Exhibit 10.1

LANDLORD, SUBLESSOR AND SUBLESSEE

AGREEMENT

This Agreement (the “Agreement”) is made and entered into as of the 4th day of August, 2010 by and among TBCI, LLC, as Trustee of 3 Forbes Realty Trust (hereinafter referred to as “Landlord” or “Master Landlord”), Antigenics, Inc., a Delaware corporation (hereinafter referred to as “Sublessor”) and Cubist Pharmaceuticals, Inc., a Delaware corporation (hereinafter referred to as “Sublessee”).

WHEREAS, Sublessor is a tenant under a certain Lease dated December 6, 2002, as amended by First Amendment to Lease dated August 15, 2003, Second Amendment of Lease dated March 7, 2007, Third Amendment of Lease dated April 23, 2008, and by Fourth Amendment of Lease dated September 30, 2008 (hereinafter collectively referred to as the “Master Lease”) with Landlord which leases to Sublessor certain premises (hereinafter referred to as the “Demised Premises”) located within the building with an address of 3 Forbes Road, Lexington, Massachusetts, and as are more particularly described in the Master Lease.

WHEREAS, Sublessee desires to sublease to Sublessee approximately 9,641 square feet of rentable space located on the first floor of the Demised Premises (hereinafter referred to as the “Subleased Premises”).

WHEREAS, Sublessor and Sublessee have requested that Landlord permit the sublease of the Subleased Premises in accordance with the Sublease Agreement (the “Sublease”) dated July 30, 2010 by and between Sublessor and Sublessee;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord, Sublessor and Sublessee agree as follows:

1. Landlord permits Sublessor to sublease the Subleased Premises to Sublessee pursuant to the terms of this Agreement. The permission of Sublessor to sublet the Subleased Premises to Sublessee is limited to the Sublessee as herein provided and any subsequent request for assignment or subletting, is subject to and conditioned upon the provisions of the Master Lease. Sublessee has no rights to sublet or assign any portion of the Subleased Premises, regardless of any contrary provision in the Sublease, without the prior written consent of Landlord.

2. Sublessor remains primarily and fully liable for all of its covenants, obligations, agreements, liabilities, duties and payments under the Master Lease. The Master Lease remains in full force and effect and unchanged in any respect. Sublessor represents and warrants to Landlord, to the best of Sublessor’s knowledge, that as of the date hereof, Landlord has fulfilled Landlord’s obligations under the Master Lease. Landlord represents and warrants to Sublessor, to the best of Landlord’s knowledge, that as of the date hereof, Sublessor has fulfilled Sublessor’s obligations under the Master Lease.

3. The Sublease is an agreement between Sublessor and Sublessee. Sublessor and Sublessee represent and warrant to Landlord that attached hereto as Exhibit A is a true, correct and complete copy of the Sublease, and that the Sublease constitutes the entire agreement of Sublessor and Sublessee with respect to the matters therein described. Sublessor and Sublessee agree that the Sublease will not be modified or amended in any way without the prior written consent of Landlord.

4. The Master Lease is superior to the Sublease in all respects. The Sublease imposes no obligations upon Landlord, and in no event shall Landlord be deemed a party to the Sublease.

Notwithstanding anything to the contrary in the Sublease, Master Landlord shall have no obligation to recognize Sublessee and if the Master Lease is terminated prior to the stated expiration date provided in the Master Lease the Sublessee shall, subject to Master Landlord’s right to elect to require Sublessee to attorn as hereinafter provided, likewise terminate on the date of such termination. In connection with such termination, Sublessee, at its sole expense, shall surrender the Subleased Premises to Master Landlord in the manner provided for in the Master Lease, including the removal of all of its personal property from the Subleased Premises and from any part of the building of which the Subleased Premises are a part and to which it is not otherwise entitled to occupy, and repair all resulting damage to the Subleased Premises and such building. In the event of any such termination Master Landlord shall give Sublessee written notice of same and Sublesse shall either (the choice depending on the election of Master Landlord in said notice) (1) surrender the Subleased Premises to the Master Landlord in the manner provided for in the Master Lease on or before the date that is 60 days from the date of such notice, or (2) immediately upon such notice attorn to the Master Landlord and continue to use the Subleased Premises for the remainder of the term of the Sublease.

In the event of the termination of the Master Lease, Sublessee agrees, at Master Landlord’s option, to attorn to the Master Landlord and to continue the use, possession and occupancy of the Subleased Premises upon all of the terms, covenants, conditions and agreements set forth in the Sublease for the remainder of the term of the Sublease. This provision shall be self-operative upon Master Landlord’s written notice to Sublessee of Master Landlord’s election to exercise such option.

5. Sublessor and Sublessee agree that Landlord is not responsible for the payment of any commission or fees in connection with the Sublease and Sublessor and Sublessee jointly and severally agree to indemnify and hold harmless Landlord from and against any claims, liabilities, losses or expenses, including reasonable attorneys’ fees, incurred by Landlord in connection with any claims for commissions or fees by any broker or agent in connection with the Sublease. Sublessor shall be responsible for paying all Landlord’s reasonable costs and expenses including attorneys’ fees, in connection with drafting this Agreement and reviewing the Sublease, and all such amounts shall be promptly paid by Sublessor within five (5) business days of Landlord’s delivery to Sublessor of invoices for such amounts.

6. Except for the following provisions of the Master Lease which have been expressly excluded from the Sublease: the following definitions: Base Building Work, Amenities Work, Rights of Extension, BAE, Base Building Plans, Delivery Condition, Effective Date, Extension Term, First Additional Premises, First Expansion Date, Food Service Facility, Initial Term, Landlord’s Restoration Work, Landlord’s Work, Letter of Credit, Original Premises, Partial Completion, Second Additional Premises, Second Expansion Delivery Date, Second Expansion Rent Commencement Date, Substantial Completion, Tenant Improvements Plans, and Tenant’s Electricity Costs; Sections 2.1 through Section 2.5 (b); Section 2.6; Section 2.7 (except that Sublessee will execute a written amendment to the extent required of Sublessor as tenant under Section 2.7); Sections 3.1 and 3.2; Section 3.3 (a); the fourth and fifth sentence of Section 3.3 (b); Section 3.3 (c) and (d); Section 3.4; all of Section 4.1 except the last sentence; Section 4.3; Sections 4.4 through 4.7; Section 4.8; all of Section 5.1 except the first sentence; all references in Section 5.2 to BAE and the Clean Room Operations; Section 6.2; Section 6.6; all reference to “Permitted Alterations” in Section 7.5; Article VIII; the following clause in the first sentence of Section 9.1 (“provided, however, that as a condition to such subordination…so long as no Event of Default exists”); Articles X (except that Sublessee shall have the obligation to restore Sublessee’s Work to the extent Sublessor, as tenant under the Lease, has the obligation to restore Tenant’s Work) and XI; the second and third sentences of Section 12.2 (b); the last sentence of Section 12.5; Sections 12.7, 13.1, 13.8, 13.9 and 13.11; the last two sentences of Section 13.12; the following subsections of Section 14.1: (b)-(i), (q), (s) and (t); Exhibits C, D, E, F, G, H and I; and the Amendments (except to the extent the Amendment amends a particular definition in the Lease) and the modification letter agreement; Sublessee, as to the Subleased Premises, agrees to comply with each and every covenant, agreement and condition on the part of Sublessor to be performed under the Master Lease.

7. Sublessee agrees, from time to time, upon not less than ten (10) days’ prior written request by Landlord, to execute, acknowledge and deliver to Landlord and/or other third parties designated by Landlord a statement in writing addressed to such party as Landlord shall designate in its notice to Sublessee, certifying that the Sublease is unmodified and in full force and effect and that Sublessee has no defenses, offsets or counterclaims against its obligations to pay the rent and to perform its other covenants under the Sublease (or, if there have been any permitted modifications thereunder that the same is in full force and effect as modified and stating the modifications and, if there are any defenses, offsets, counterclaims or defaults, setting them forth in reasonable detail), the dates to which rent has been paid, a statement that Sublessor is not in default under the Sublease (or if in default, the nature of such default, in reasonable detail), and any additional non-proprietary or non-confidential information reasonably requested by Landlord. Any such statement delivered pursuant to this Section may be relied upon by any prospective purchaser or mortgagee.

8. Each of Sublessor and Sublessee shall, simultaneously upon the mailing of any default notice to the other under the Sublease, mail a copy of the same to Landlord in accordance with the provisions of the Master Lease. The notice provisions of the Master Lease shall be applicable hereunder, with notice to Sublessee at the same address as Sublessor.

9. The Landlord (and its designees) shall be a named insured under Sublessee’s insurance policies and shall receive certificates evidencing such insurance upon execution hereof and thereafter upon five (5) days written request which insurance shall not be cancelable on less than thirty (30) days prior written notice to Landlord. Sublessee is required to comply with the insurance requirements of the Master Lease including securing insurance in such amounts and policies as is required for Sublessor to secure under the Master Lease; provided, however, the terms of this Section 9 shall not be deemed to relieve or modify Sublessor’s obligations under the Master Lease regarding insurance.

10. Sublessee hereby releases Master Landlord (and any and all persons claiming by, through or under Master Landlord) from any liability for any loss or damage of any kind or for any injury to or death of persons or damage to property of Sublessee or any other person from any cause whatsoever (including, without limitation, bursting pipes, water leaks and smoke) by reason of the construction, use, occupancy or enjoyment of the Subleased Premises by Sublessee or any person therein or holding under Sublessee. Sublessee agrees to, and hereby does, exonerate, defend, indemnify, save and hold harmless Master Landlord (and any and all persons claiming by, through or under Master Landlord) from and against all claims, actions, proceedings, demands, defenses thereof, damages, costs and expenses and liability of any kind or nature whatsoever, including, without limitation, reasonable attorneys’ fees and all damages arising from: (i) any such real or claimed loss or damage or liability; (ii) any breach of the Sublease or this Agreement by Sublessee or those for whom Sublessee is responsible (including Sublessor’s liabilities under the Master Lease as a consequence of such default); and (iii) all liens, claims and demands occurring in, or at the Subleased Premises, or arising out of the construction, use, occupancy or enjoyment of the Subleased Premises, or any repairs or alterations which may be made to the Subleased Premises, or occasioned in whole or in part by any act, omission, or negligence of Sublessee, its agents, contractors, licensees, servants, employees, or invitees of Sublessee or Sublessee’s contractors or licensees, or persons coming into the Subleased Premises for the purpose of visiting or dealing with any one or more of the foregoing or arising from any accident, injury or damage occurring outside of the Subleased Premises but in, on or about the Master Landlord’s property (except that to the extent required by applicable Massachusetts law, the foregoing shall not apply to Master Landlord’s negligent acts or omissions).

11. Sublessor represents and warrants to Sublessee and Landlord that the party executing this Agreement on behalf of Sublessor has been duly authorized to do the same and bind Sublessor to the terms and provisions of this Agreement. Sublessee represents and warrants to Sublessor and Landlord that the party executing this Agreement on behalf of Sublessor has been duly authorized to do the same and bind Sublessor to the terms and provisions of this Agreement. Landlord represents and warrants to Sublessor and Sublessee that the party executing this Agreement on behalf of Landlord has been duly authorized to do the same and bind Landlord to the terms and provisions of this Agreement.

12. This Agreement may be signed in multiple counterpart originals, which counterparts, when assembled with the signatures of all parties, shall constitute one document.

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Executed as a sealed instrument as of the date first written above.

SUBLESSOR:		SUBLESSEE:

ANTIGENICS, INC.		CUBIST PHARMACEUTICALS, INC.

By:	/s/ John Cerio	By:	/s/ Steven C. Gilman
Name:	John Cerio	Name:	Steven C. Gilman
Title:	Vice President	Title:	Chief Scientific Officer
Duly Authorized		Duly Authorized

LANDLORD:

TBCI, LLC, AS TRUSTEE OF 3 FORBES REALTY TRUST

By:	/s/ Robert A. Schalger
Name:	Robert A. Schlager
Title:	Treasurer and Vice President
Duly Authorized

(Copy of Sublease)